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                                                                    EXHIBIT 3.03

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                           TELESPECTRUM WORLDWIDE INC.

                  TELESPECTRUM WORLDWIDE INC., a Delaware corporation (the "Company"), acting pursuant to Section 151 of the General Corporation Law of Delaware, does hereby submit the following Certificate of Designations (this "Certificate") of its Series B Convertible Preferred Stock, as determined by the Board of Directors of the Company (the "Board") pursuant to the authority vested in it by the provisions of the Certificate of Incorporation of the Company (the "Certificate of Incorporation"):

                  FIRST:  The name of the Company is Telespectrum Worldwide Inc.

                  SECOND:  The Board has duly adopted the following resolutions:

                  WHEREAS, the Certificate of Incorporation authorizes 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), issuable from time to time in one or more series;

                  WHEREAS, the Board is authorized, subject to certain limitations prescribed by law and certain provisions of the Certificate of Incorporation, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

                  WHEREAS, the Board deems it advisable to establish a series of Preferred Stock, designated as Series B Convertible Preferred Stock, par value $0.01 per share.

                  NOW THEREFORE, BE IT RESOLVED, that the series of Preferred Stock designated as Series B Convertible Preferred Stock is hereby authorized and established; and

                  FURTHER, RESOLVED, that the Board does hereby fix and determine the designation, rights, preferences, powers, restrictions and limitations of the Series B Convertible Preferred Stock as follows:

                  Section 7. Definitions. As used in this Certificate, and unless the context requires a different meaning, the following terms, when capitalized, have the meanings indicated:
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                  "Administrative Agent" means BNP Paribas in its capacity as administrative agent for and representative of the Lenders under the Credit Agreement.

                  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (which may include, but is not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

                  "beneficial owner" or "beneficially own" has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person's beneficial ownership of voting securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options or other rights.

                  "Board" shall have the meaning set forth in the Recitals hereto.

                  "Business Day" means for all purposes any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business.

                  "Capital Stock" means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person, and with respect to the Company includes, without limitation, any and all shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock.

                  "Certificate" shall have the meaning set forth in the Recitals hereto.

                  "Certificate of Incorporation" shall have the meaning set forth in the Recitals hereto.

                  "Charter Amendment" means the amendment to the Certificate of Incorporation which provides for an increase in the Company's authorized capital from 200,000,000 shares of Common Stock to 900,000,000 shares of Common Stock.

                  "Common Stock" shall have the meaning set forth in Section 2.

                  "Company" shall have the meaning set forth in the Recitals hereto.

                  "Conversion Ratio" shall have the meaning set forth in Section 6(a).


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                  "Credit Agreement" means that certain Second Amended and
Restated Credit Agreement, dated on or about the date hereof, among the Company, as borrower, the lenders from time to time party thereto, and the Administrative Agent, as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms thereof.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                  "Group" has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

                  "Initial Conversion" shall have the meaning set forth in
Section 6(a).

                  "Junior Securities" shall have the meaning set forth in
Section 2.

                  "Lenders" means the financial institutions that are party to the Credit Agreement from time to time, other than the Administrative Agent in its capacity as such.

                  "Liquidation" shall have the meaning set forth in Section
4(a).

                  "Liquidation Preference" shall have the meaning set forth in
Section 4(a).

                  "Liquidation Value" shall have the meaning set forth in
Section 4(a).

                  "Original Issue Date" shall have the meaning set forth in
Section 2.

                  "Parity Securities" shall have the meaning set forth in
Section 2.

                  "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof.

                  "Preferred Stock" shall have the meaning set forth in the Recitals hereto.

                  "Preferred Stock Issuance and Restructuring Agreement" means that certain Preferred Stock Issuance and Restructuring Agreement, dated on or about the date hereof, by and among the Company, the Lenders and the Administrative Agent.

                  "Redemption Date" means, when used with respect to any Series B Preferred Stock to be redeemed, the date fixed for such redemption by the holders or the Company, as applicable, in accordance with the terms of this Certificate.

                  "Redemption Default" shall mean the failure to redeem the Series B Preferred Stock and pay the Redemption Price in full in accordance with
Section 7 on the Redemption Date.

                  "Redemption Notice" shall have the meaning set forth in
Section 7(a).


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                  "Redemption Price" means, with respect to any share of Series
B Preferred Stock, the price at which such share of Series B Preferred Stock is to be redeemed pursuant to the terms of this Certificate.

                  "Required Approval Date" means the date that is 120 days after the Original Issue Date.

                  "Requisite Majority" means more than fifty percent (50%) of the outstanding shares of Series B Preferred Stock.

                  "Senior Securities" shall have the meaning set forth in
Section 2.

                  "Series A Preferred Stock" shall mean the Company's Series A Preferred Stock, first issued on the Original Issue Date.

                  "Series B Preferred Stock" shall have the meaning set forth in
Section 2.

                  "Subsequent Issue Date" shall mean, with respect to any shares of Series B Preferred Stock issued after the Original Issue Date, the date on which such shares of Series B Preferred Stock were issued.

                  "Subsidiary" shall mean (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

                  "Wholly Owned Subsidiary" shall mean, as to any Person, (i) a corporation 100% of whose Capital Stock is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time.

                  Section 8. Designation; Rank. This series of convertible preferred stock shall be designated and known as the "Series B Convertible Preferred Stock" (hereinafter in this Certificate called the "Series B Preferred Stock"). The number of shares constituting the Series B Preferred Stock shall be 90,000 shares. The par value of the Series B Preferred Stock shall be $0.01 per share. The Series B Preferred Stock shall, with respect to dividends and rights upon liquidation, dissolution or winding up, whether voluntary or involuntary, rank: (i) senior to the common stock of the Company, par value $0.01 per share (the "Common Stock"), and to each other class of Capital Stock or series of Preferred Stock or other equity-linked security established after the date on which the first share of Series B Preferred Stock is issued by the Company under this Certificate (the "Original Issue Date") by the Board, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series B Preferred Stock as to dividends and rights upon liquidation, dissolution or winding up, whether voluntary or involuntary (collectively referred to with the Common Stock, as "Junior Securities"); (ii) on a parity with any additional shares of Series B Preferred Stock issued by the Company in the

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future, any shares of Series A Preferred Stock issued by the Company on the
Original Issue Date or in the future and any other class of Capital Stock or series of Preferred Stock or other equity-linked security issued by the Company established after the Original Issue Date by the Board, the terms of which expressly provide that it will rank on a parity with the Series B Preferred Stock as to dividends and rights upon liquidation, dissolution or winding up, whether voluntary or involuntary (collectively referred to as "Parity Securities"); and (iii) junior to each class of Capital Stock or series of Preferred Stock or other equity-linked security issued by the Company after the Original Issue Date by the Board, the terms of which expressly provide that it will rank senior to the Series B Preferred Stock as to dividends and rights upon liquidation, dissolution or winding up, whether voluntary or involuntary (collectively referred to as "Senior Securities"). Without limiting the generality of the foregoing, so long as the Series B Preferred Stock is outstanding, without the consent of the holders of the Requisite Majority of the outstanding shares of Series B Preferred Stock and except for the Company's Series A Preferred Stock, no other class or series of Capital Stock that would constitute Parity Securities or Senior Securities may be issued.

                  Section 9. Dividends.

                  (a) Participating Dividend. The holders of the Series B Preferred Stock shall participate, on a pro rata basis, in any dividend declared and paid on the Common Stock when, as and if declared by the Board, with each share of Series B Preferred Stock entitled to receive an amount of dividends per share as would be payable on the largest number of whole shares of Common Stock into which a share of Series B Preferred Stock could then be converted pursuant to Section 6 hereof (assuming the Charter Amendment were effective). Any such dividend that is declared but unpaid will be payable upon a liquidation, dissolution or winding up, whether voluntary or involuntary, first to the holders of the Series B Preferred Stock and then to the holders of Common Stock.

                  (b) Dividend Priority. So long as any shares of Series B Preferred Stock are outstanding, neither the Company nor any of its Subsidiaries may, directly or indirectly (whether in cash, property or in obligations of the Company or any Subsidiary of the Company), declare or pay or set aside for payment any dividends or distributions in respect of, or make any other payment of any kind with respect to, or repurchase, redeem or otherwise acquire, any Capital Stock of the Company or any Subsidiary of the Company other than (i) dividends with respect to any Senior Securities, (ii) with respect to the Series B Preferred Stock, the Series A Preferred Stock and other Parity Securities so long as all such actions in connection with the Series B Preferred Stock, the Series A Preferred Stock and other Parity Securities are done on a pro rata basis (based on the liquidation preferences thereof) among all outstanding shares of Series B Preferred Stock, Series A Preferred Stock and other Parity Securities, (iii) distributions or dividends to the Company or direct or indirect Wholly Owned Subsidiaries of the Company or (iv) other dividends permitted to be made pursuant to the Credit Agreement. The Series B Preferred Stock will rank senior to all other Capital Stock of the Company (other than any Senior Securities the Series A Preferred Stock and other Parity Securities) and pari passu with respect to the Series A Preferred Stock and other Parity Securities.


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                  Section 10. Liquidation Rights.

                  (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (a "Liquidation"), the holders of Series B Preferred Stock shall be entitled to receive, subject to the rights of any Senior Securities before any distribution or payment shall be made to the holders of any Junior Securities, out of the remaining assets of the Company available for distribution to its stockholders, with respect to each share of Series B Preferred Stock held by such holder, an amount in cash equal to the sum of (A) $1,000 (the "Liquidation Value") plus (B) an amount equal to all accrued but unpaid dividends payable with respect to such shares of Series B Preferred Stock (whether or not declared, and whether or not funds of the Company are legally available for the payment of dividends), in each case as adjusted for any stock dividends, combinations or splits or similar events with respect to such shares (such sum being the "Liquidation Preference"). If, upon any Liquidation, the assets of the Company available for distribution to its stockholders, after provision for the rights of Senior Securities, shall be insufficient to pay the full Liquidation Preference to which the holders of Series B Preferred Stock, the holders of Series A Preferred Stock and the holders of other Parity Securities are entitled, all of the assets of the Company available for distribution to its stockholders shall be distributed to the holders of the Series B Preferred Stock, the holders of Series A Preferred Stock and the holders of other Parity Securities pro rata in accordance with the aggregate Liquidation Preference of shares of Series B Preferred Stock, the aggregate liquidation preference of shares of Series A Preferred Stock and the aggregate liquidation preference of other Parity Securities held by each such holder.

                  (b) Distributions on Junior Securities. After payment in full of the Liquidation Preference, the remaining assets of the Company legally available for distribution, if any, shall be distributed to the holders of any Junior Securities.

                  (c) Fair Market Value. Any property not consisting of cash which is distributed by the Company to the holders of the Series B Preferred Stock pursuant to Section 4(a) or otherwise shall be valued at the Fair Market Value (as defined below) thereof. The "Fair Market Value" of any property shall mean the fair market value thereof as determined in good faith by the Board; provided, however, that the value of any securities will be determined as follows:

                  (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

                           (A) If traded on a securities exchange or through the
                  Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the 30-day period ending three days prior to the closing or the date of distribution, as applicable;

                           (B) If actively traded over-the-counter, the value
                  shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three days prior to the closing or the date of distribution, as applicable; and


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                           (C) If there is no active public market, the value
                  shall be the fair market value thereof, as mutually determined by the Board and the holders of the Requisite Majority.

                  (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an Affiliate or former Affiliate of the issuer of such securities) shall be to make an appropriate discount from the market value determined as above in clause (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board and the holders of at least the Requisite Majority of the shares of all then outstanding shares of Series B Preferred Stock.

                  Section 11. Voting Rights; Governance.

                  (a) Generally. In addition and subject to the rights specified in Section 5(b), each holder of shares of Series B Preferred Stock shall be entitled to vote in the same manner and with the same effect as the holders of the Common Stock on all matters to be voted on by the holders of the Common Stock. Except as otherwise expressly provided herein or as otherwise required by law, each holder of shares of Series B Preferred Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which the shares of Series B Preferred Stock of such holder could be converted pursuant to the provisions of Section 6 hereof (assuming the Charter Amendment were effective) at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as otherwise expressly provided herein or as otherwise required by law, the holders of Series B Preferred Stock and the Common Stock shall vote together and not as separate classes.

                  (b) Additional Voting Rights - Actions Affecting the Series B Preferred Stock. So long as any shares of Series B Preferred Stock are outstanding, the following transactions shall require the vote or written consent of the holders of not less than the Requisite Majority voting separately as a class, which vote or written consent shall be in addition to any vote or consent of the holders of any other class or series of securities of the Company that may be required by applicable law or the Certificate of Incorporation:

                           (i) the declaration or payment of any dividend or
                  distribution to the holders of any Junior Securities, other than any such dividend payable solely in shares of Common Stock or other Junior Securities, or the repurchase or redemption of any Junior Securities;

                           (ii) any authorization, creation (by way of
                  reclassification or otherwise) or issuance of any Senior Securities or Parity Securities, other than the issuance of
                  (A) the shares of Series A Preferred Stock to be issued on the Original Issue Date pursuant to the Preferred Stock Issuance and Restructuring Agreement, (B) additional shares of Series A Preferred Stock to be issued in payment of dividends on the Series A Preferred Stock in accordance with the certificate of designations relating thereto and (C) other Parity Securities to be issued solely to the holders of the Series B Preferred Stock, or any reclassification of any securities of the Company that adversely

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                  affects or materially diminishes the rights, preferences or powers of the Series B Preferred Stock;

                           (iii) any amendment to this Certificate (other than
                  an amendment that increases the number of authorized shares of Series B Preferred Stock solely for the purpose of enabling the Company to issue additional Series B Preferred Stock pursuant to Section 3 hereof); and

                           (iv) other than the Charter Amendment, any amendment
                  to the Certificate of Incorporation (including an amendment by way of action by the Board establishing and fixing the designation, rights, preferences, powers, restrictions and limitations of the shares of any series of Preferred Stock of the Company) or to the Bylaws of the Company that, in either case, adversely affects or materially diminishes the rights, preferences or powers of the Series B Preferred Stock, provided that an increase in the number of authorized shares of Preferred Stock or Common Stock shall not, per se, be deemed to have such adverse effect or to cause such material diminution.

                  (c) Voting Procedures - Class Voting. At any meeting of the holders of Series B Preferred Stock held to consider any transaction or matter as to which the separate class vote of such holders is required by paragraph (a) of Section 7 or (b) of this Section 5 or applicable law, or in connection with the solicitation of the written consents of such holders with respect to any such transaction or matter (i) the holders of shares of Series B Preferred Stock shall each be entitled to one vote for each share of Series B Preferred Stock held, (ii) the holders of the Requisite Majority present in person or by proxy shall constitute a quorum for the purpose of approving or consenting to any such matter and for no other purpose, (iii) the vote of the holders of the Requisite Majority shall be sufficient to approve such matter and (iv) in the absence of a quorum, the holders of a majority of the Series B Preferred Stock present in person or by proxy shall have power to adjourn from time to time the meeting for the purpose of approving such actions, without further written notice other than announcement at the meeting, until a quorum shall be present, except as otherwise provided by law. Any such meeting or consent solicitation may but need not be held or conducted jointly with a meeting or consent solicitation of the holders of Common Stock or other securities of the Company.

                  Section 12. Automatic Conversion. The Series B Preferred Stock is subject to automatic conversion as follows:

                  (a) Initial Conversion. At the end of the day on the Original Issue Date, the Series B Preferred Stock shall automatically convert at the Conversion Ratio into the maximum number of fully paid and nonassessable shares of Common Stock as then permitted by the authorized capital provisions of the Company's Certificate of Incorporation without any action on the part of the Company or the holders thereof (the "Initial Conversion"). In case there is an insufficient number of authorized but unissued shares of Common Stock to permit the conversion of all of the Series B Preferred Stock, the Company shall select those shares to be converted pro rata based on the holdings as of the Original Issue Date. The conversion ratio (the "Conversion Ratio") at which shares of Common Stock shall be issued upon conversion of Series B Preferred Stock, without the payment of additional consideration by the holder thereof, shall be 8,222.770733 shares of Common Stock for each share of Series B Preferred Stock. The

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Conversion Ratio shall be subject to adjustment in the event of stock dividends, recapitalizations, stock splits, reverse stock splits or similar events.

                  (b) Subsequent Conversion. Immediately following the approval of the Charter Amendment by a majority of the Company's stockholders entitled to vote thereon and its filing with the Secretary of State of Delaware, the remaining outstanding shares of Series B Preferred Stock shall automatically convert into fully paid and nonassessable shares of Common Stock at the Conversion Ratio without any action on the part of the Company or the holders thereof.

                  (c) Following the conversion of shares of Series B Preferred Stock pursuant to Section 6(a) or (b), each holder of the Series B Preferred Stock so converted shall cease to have any rights as with respect to such shares except for the right to receive shares of Common Stock in exchange therefor.

                  (d) No fractional shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of issuing fractional shares, the Company shall round the number of shares to be issued up or down to the nearest whole number.

                  (e) Mechanics of Conversion.

                           (i) In connection with the conversion of shares of
                  Series B Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates representing such shares of Series B Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent). If required by the Company, surrendered certificates shall be endorsed or accompanied by a written instrument or instruments of transfer, in a form reasonably satisfactory to the Company, duly executed by the registered holder or the holder's attorney duly authorized in writing. As soon as practicable after receipt of a holder's surrendered certificates, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. In the event that less than all the shares represented by such certificates are converted, a new certificate shall be issued representing the unconverted shares which new certificate shall entitle the holder thereof to all the powers, preferences and rights of a holder of such shares.

                           (ii) The Company shall at all times during which the
                  Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock that is currently convertible in accordance with this Section 6.

                           (iii) Any shares of Series B Preferred Stock
                  converted pursuant hereto shall be retired and canceled and shall not be reissued as Series B Preferred Stock and the Company may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series B Preferred Stock accordingly.


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                  Section 13. Redemption at Holders' Option.

                  (a) Redemption. In the event that the Charter Amendment has not been approved by a majority of the Company's stockholders entitled to vote thereon and filed with the Secretary of State of Delaware by the Required Approval Date, holders of a Requisite Majority, voting as a single class, shall have the right to direct the Company to redeem all, but not less than all, of the then outstanding shares of Series B Preferred Stock and, in such case, the Company shall fix the Redemption Date, which shall be not more than 20 days following delivery of the Redemption Notice by Company; provided that, no such redemption right shall exist in the event that the failure to effect the Charter Amendment is the direct result of any action by the holders, whether individually or collectively, of the Series B Preferred Stock (as holders of Series B Preferred Stock, as holders of Common Stock or as Lenders under the Credit Agreement) or of the failure of the holders of the Series B Preferred Stock to take any action within their control to facilitate approval of the Charter Amendment. Upon election by the holders of the Series B Preferred Stock to have the Company redeem their shares of Series B Preferred Stock pursuant to this Section 7(a), the Company shall, within 20 days following a redemption request relating to the Series B Preferred Stock from holders of a Requisite Majority, send to all holders of record (at the close of business on the Business Day next preceding the day on which notice is given) of Series B Preferred Stock a notice (the "Redemption Notice") specifying the Redemption Date, the Redemption Price and the place at which payment may be obtained.

                  (b) Redemption Price. Any redemption of the Series B Preferred Stock shall be effected by the payment in cash of the Redemption Price per share, which shall be equal to the Liquidation Value thereof plus all accrued and unpaid dividends thereon to the Redemption Date (whether or not declared, and whether or not funds of the Company are legally available for the payment of dividends, adjusted for any stock dividends, combinations or splits or similar events with respect to such shares.

                  (c) Deposit of Funds. On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed as of such date with a bank or trust company having aggregate capital and surplus in excess of $500,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, upon receipt of notice from the Company that such holder has surrendered the Series B Preferred Stock share certificates in accordance with Section 7(d), the Redemption Price of the shares to their respective holders. The balance of any funds deposited by the Company pursuant to this Section 7(c) remaining unclaimed at the expiration of one year following such Redemption Date shall be returned to the Company promptly upon its written request.

                  (d) Certificates. On such Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed shall surrender such holder's certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event that less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares which new certificate shall entitle the holder thereof to all the powers, preferences and rights of a holder of such shares. From and after such Redemption Date, unless there shall have been a


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default in payment of the Redemption Price or the Company is unable to pay the
Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as a holder of Series B Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series B Preferred Stock are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series B Preferred Stock not redeemed shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

                  (e) Insufficient Funds. If upon any Redemption Date the assets of the Company available for redemption are insufficient to pay the redeeming holders of outstanding shares of Series B Preferred Stock the full amounts to which they are entitled, all shares of the Series B Preferred Stock to then be redeemed will be redeemable for cash upon demand. The shares of Series B Preferred Stock not redeemed shall remain outstanding and be entitled to all the powers, preferences and rights provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series B Preferred Stock, the Company shall notify the holders of Series B Preferred Stock of the availability of additional funds and such funds will immediately be used to redeem the balance of the shares which the Company has become obligated to redeem on any Redemption Date but which it has not redeemed, such shares to be redeemed pro rata based on the holdings at the close of business on the Business Day next preceding the day on which Company provides notice that such funds are available.

                  (f) No Restrictions on Redemption. Without the prior written consent of holders of a Requisite Majority, the Company will not enter into any contract or agreement (whether verbal or written) restricting its ability to redeem shares of the Series B Preferred Stock in accordance with this Section 7, other than the Credit Agreement.

                  (g) Cancellation of Preferred Stock. Any shares of Series B Preferred Stock redeemed or purchased by the Company shall be canceled and shall have the status of authorized and unissued shares of Preferred Stock, without designation as to series.


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                  IN WITNESS WHEREOF, the Company has caused this Certificate to be signed in its name and on its behalf this 26th day of April, 2002.

                                        TELESPECTRUM WORLDWIDE INC.



                                        By: /s/ Kurt Dinkelacker
                                            Name: Kurt Dinkelacker
                                            Title: Chief Financial Officer

                                       S-1